                                                                    Exhibit 12.1


Litchfield Financial Corporation
Ratio of Earnings to Fixed Changes

                                                                                      THREE MONTHS
                                                                                          ENDED
                                               YEAR ENDED DECEMBER 31,                  MARCH 31,
                                   --------------------------------------------      --------------
                                   1993      1994      1995      1996      1997      1997      1998

Income before income taxes
 and extraordinary item            3677      4318      5515      8574     10737      1862      2520
Interest Expense                   2717      3158      6138      7197     10675      2394      2997
                                   --------------------------------------------      --------------

Total                              6394      7476     11653     15771     21412      4256      5517
                                   ============================================      ==============

Total                              6394      7476     11653     15771     21412      4256      5517
                                   --------------------------------------------      --------------
Interest Expense                   2717      3158      6138      7197     10675      2394      2997


Ratio of earnings to fixed
 charges                           2.35      2.37      1.90      2.19      2.01      1.78      1.84
                                   ============================================      ==============